FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT (the “Amendment”), dated March 4, 2011, is entered into by and between WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation (“Wells Gardner”) and AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation (“American”), Wells Gardner and American, each a Borrower are hereinafter, unless referenced individually, collectively referred to as (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrower and the Lender are parties to a Credit and Security Agreement dated August 21, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Terms used in this Amendment, which are defined in the Credit Agreement, shall have the same meanings as defined therein, unless otherwise defined herein.

2.	The Credit Agreement is hereby amended and modified as follows:

(a)           The following definitions in Section 1.1 Definitions shall be amended to read as follows:

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note, (ii) any reserves, and (iii) the L/C Amount, provided, however, Lender shall implement an Availability block of One Million Dollars ($1,000,000) from February 1, 2011 through June 30, 2011, provided, further, however that Lender shall reduce the Availability block to Five Hundred Thousand Dollars ($500,000) for the period from July 1, 2011 through December 31, 2011 so long as no Event of Default has occurred and average excess Availability for the prior 90 days is at least Two Million Dollars ($2,000,000); the Availability block shall discontinue on December 31, 2011 provided that no Event of Default has occurred and average excess Availability, not including the block, for the prior 90 days is at least Two Million Dollars ($2,000,000).  Availability block shall mean that the Borrower shall be entitled to draw down Availability as defined over and above the blocked amounts as described above.   If no Event of Default occurs prior to March 31, 2012, then all Availability blocks terminate.

“Borrowing Base” means at any time the lesser of:

                                (a)           The Maximum Line Amount; or

(b)	Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $12,000,000.00, plus

(ii)           During the Foreign Accounts Eligibility Period and subject to Lender’s and the insurance underwriter’s approval, the lesser of (A) the product of the Accounts Advance Rate times Eligible Foreign Accounts or (B) $2,500,000.00, which shall only consist of Eligible Foreign Accounts subject to insurance coverage in such amounts and from insurance carriers acceptable to Lender (it being agreed that as of the date of the Fourth Amendment to this Agreement only the following Eligible Foreign Accounts insured by Atradius as of such date shall be included under this clause (ii) calculation: Aristocrat Leisure Industries PTY.LTD Australia only (not Macau) (limitation of $2,000,000.00 shall apply) and Universal De Casinos (limitation of $250,000 shall apply), and Gaming y Soluciones (limitation of $125,000 shall apply), and MSC/Keycorp (limitation of $300,000.00 shall apply), and Konami Australia (limitation of $400,000.00 shall apply).

(iii)	The lesser of (A) $8,000,000.00 or (B) the sum of:

(1)	The lesser of (A) the product of the Raw Material Inventory Advance Rate times Eligible Raw Material Inventory or (B) $1,000,000.00, plus

(2)	The lesser of (A) the product of the Work in Process Inventory Advance Rate times Eligible Work in Process Inventory or (B) $100,000.00, plus

(3)	The lesser of (A) the product of the Finished Goods Inventory Advance Rate times Eligible Finished Goods Inventory or (B) $6,000,000.00, plus

(4)	The lesser of (A) the product of the In-Transit Inventory Advance Rate times Eligible In-Transit Inventory or (B) $2,000,000.00, less

(iv)	The Borrowing Base Reserve, less

(v)           Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its discretion believes is a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrower to Wells Fargo Merchant Services, LLC.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that the Lender determines that Daily Three Month LIBOR has changed.

“Floating Rate” means an annual interest rate equal to the sum of the three month daily LIBOR plus 3.75%.

“Maturity Date” means August 21, 2014.

(c)           Section 2.6 (f) shall be amended as follows:

(f)           Termination Fees.   If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates the Credit Facility on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount calculated as follows: (A) one half of one percent (0.5%) if the termination occurs on or before August 21, 2013; and (B) zero percent (0%) if the termination occurs at any time thereafter.

(d)           Section 2.6 (l) shall be amended as follows:

(l) Administration Fees.  The Borrower shall pay the Lender a fee with respect to administering In-Transit Inventory eligibility of $1,500 per month.

(e)           Section 6.2 Financial Covenants shall be amended as follows:

(a) Minimum Book Net Worth.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by Lender, continuously maintain: (a) a minimum Book Net Worth as of the quarter ending March 31, 2011 of not more than a negative Three Hundred Fifty Thousand Dollars (<$350,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (b) a minimum Book Net Worth as of the quarter ending June 30, 2011 of not more than a negative Five Hundred Thousand Dollars (<$500,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (c) a minimum Book Net Worth as of the quarter ending September 30, 2011 of not more than a negative Eight Hundred Fifty Thousand Dollars (<$850,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (d) a minimum Book Net Worth as of the fiscal year ending December 31, 2011 of not less than One Hundred Fifty Thousand Dollars ($150,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end; (e) a minimum Book Net Worth as of each quarter ending March 31, commencing March 31, 2012, of not more than a negative One Hundred Thousand Dollars (<$100,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (f) a minimum Book Net Worth as of each quarter ending June 30th, commencing June 30, 2012, of not more than Seventy Five Thousand Dollars ($75,000.0) more than the Book Net Worth as of the end of the preceding fiscal year end, (g) a minimum Book Net Worth as of each quarter ending September 30th, commencing September 30, 2012, of not more than One Hundred Twenty Five Thousand Dollars ($125,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end, (h) a minimum Book Net Worth as of each fiscal year ending December 31st, commencing December 31, 2012 of not less than One Hundred Fifty Thousand Dollars ($150,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end.  In calculating this covenant, the non-cash goodwill impairment for American of up to One Million Three Hundred Twenty-Nine Thousand Dollars ($1,329,000.00) shall be excluded.

(b)           Net Earnings.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by the Lender, demonstrate Net Earnings of: (i) not more than a negative Three Hundred Fifty Thousand Dollars (<$350,000>) for the quarter ending March 31, 2011; (ii) not more than a negative Five Hundred Thousand Dollars (<$500,000.00>) for the quarter ending June 30, 2011, (iii) not more than a negative Eight Hundred Fifty Thousand Dollars (<$850,000.00>) for the quarter ending September 30, 2011, (iv) not less than One Hundred Fifty Thousand Dollars ($150,000.00) for the fiscal year ending December 31, 2011, (v) not more than a negative One Hundred Thousand Dollars (<$100,000.00>), year to date, for each quarter ending March 31st, commencing March 31, 2012, (vi) not less than Seventy-Five Thousand Dollars ($75,000.00), year to date, for each quarter ending June 30th, commencing June 30, 2012, (vii) not less than One Hundred Twenty-Five Thousand Dollars ($125,000.00), year to date, for each quarter ending September 30th, commencing September 30, 2012, and (viii) not less than One Hundred Fifty Thousand Dollars ($150,000.00) for each fiscal year thereafter ending December 31st, commencing on December 31, 2012.  In calculating this covenant, the non-cash goodwill impairment for American of up to One Million Three Hundred Twenty-Nine Thousand Dollars ($1,329,000.00) shall be excluded.

       3.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.           Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           Such other matters as the Lender may require.

5.           Accommodation Fee. The Borrower shall pay the Lender as of the date hereof, a fully earned, non refundable fee in the amount of Twenty Five Thousand Dollars ($25,000.00) in consideration of the Lender’s execution and delivery of this Amendment, which shall be paid upon execution of this Amendment.

6.           Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8.           No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.           Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 5 of this Amendment.

11.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION By __/s/ Brian P. Bur_______________________________ Brian P. Bur Its: Assistant Vice President	WELLS-GARDNER ELECTRONICS CORPORATION By __/s/ James F. Brace_______________________________ James F. Brace Its: VP, Secretary, Treasurer and CFO
AMERICAN GAMING & ELECTRONICS, INC. By __/s/ James f. Brace_______________________________ James F. Brace Its: VP and CFO